Exhibit 99.4

Summary Historical, Pro Forma and Other Security Data

On May 15, 2008, Bowater transferred its 100% ownership interest in Newsprint South to its parent, AbitibiBowater. Therefore, for periods ending after May 15, 2008, Newsprint South’s results of operations and financial position are no longer consolidated in the Bowater consolidated financial statements. In the tables set forth below (unless otherwise noted), financial data as of and for the nine months ended September 30, 2008 has been compiled by management to include the accounts of both Bowater and Newsprint South, adjusted for eliminations of intercompany transactions between Bowater and Newsprint South for the period from May 16 to September 30, 2008. Bowater’s financial data has been derived from Bowater’s unaudited interim consolidated financial statements. Newsprint South’s financial data has been derived from the underlying accounting records of AbitibiBowater and then adjusted for certain allocations, as described in the introductory paragraph in the section above, “Newsprint South.” Financial data for Newsprint South has not been derived from financial statements prepared in accordance with GAAP and may not include all of the necessary adjustments to fully reflect the costs to Newsprint South of doing business on a stand-alone basis, and any differences could be significant.

The New Notes are guaranteed by AbitibiBowater, Bowater, Newsprint South and certain wholly owned U.S. subsidiaries of Bowater and Newsprint South. Subject to certain prior claims of the Bowater U.S. and Canadian bank credit facilities on certain assets, the New Notes are secured by substantially all of the wholly owned U.S. mill operations and accounts receivable and inventory of Bowater and Newsprint South. In addition, the New Notes are secured by a pledge of an unsecured account receivable from BCFPI that is due to Bowater (subject to a prior claim in favor of the Bowater bank credit facilities) which varies in amount based on the flow of funds between Bowater and BCFPI, and as of September 30, 2008, had a balance of $333 million. As such, parts of the combined operations and assets of Bowater and Newsprint South, including their subsidiaries, form the collateral for the New Notes or contribute to the value of unsecured claims that may benefit the New Notes. In addition, they form the group of assets that is intended to generate the cash flow from which the New Notes will be serviced. As a result, the Bowater and Newsprint South combined financial data is representative of the assets and operations that support the New Notes. Though the collateral structure is complex with some claims ranking ahead of the New Notes by virtue of a higher-ranking lien or structural seniority, we believe the financial information below is useful in evaluating decisions regarding the exchange offers and the Concurrent Notes Offering.

The “Accounts Receivable and Inventory Data” and “Adjusted Combined EBITDA” sections below should be read in conjunction with the “Risk Factors — Risks Related to the Exchange Offers, Consent Solicitation, Concurrent Notes Offering and the New Notes.”

Pro Forma Credit Statistics

The pro forma credit statistics set forth below give effect to the exchange offers, the Concurrent Notes Offering and the Additional Financing Transaction as if they had occurred on October 1, 2007 with respect to the results of operations data and other data and as if they had occurred on September 30, 2008 with respect to the financial position data. The pro forma credit statistics are for informational purposes only and are not necessarily indicative of what the combined financial position or results of operations would have been had the exchange offers and the Concurrent Notes Offering been completed as of such dates and do not purport to represent what the cash interest expense, ratio of total principal amount of debt to Adjusted Combined EBITDA, ratio of Adjusted Combined EBITDA to cash interest expense, deficiency of earnings to fixed charges, cash and cash equivalents, total principal amount of debt and the availability under Bowater’s U.S. and Canadian bank credit facilities might be for any future period. Adjusted Combined EBITDA is calculated by combining Bowater’s Adjusted EBITDA (as defined in the “Bowater” section above) plus Newsprint South’s Adjusted divisional income (as defined in the “Newsprint South” section above). The exchange offers and the Concurrent Notes Offering may result in a significant gain on extinguishment of debt, which, for purposes of this pro forma financial data, has been excluded from Adjusted Combined EBITDA and earnings.

The pro forma financial data assumes that all of the principal amount of each series of Bowater Notes is validly tendered (and not validly withdrawn) in the exchange offers as Subscribing Tenders and reflects the effect of the Initial Backstop Group’s right to exchange Third Lien Notes they receive in the exchange offers for Second Lien Notes. The pro forma financial data also reflects the issuance of approximately $34 million of Accrued Interest Notes. The actual and pro forma debt balances are based on the principal amounts outstanding as of September 30, 2008. We will record the New Notes at their fair values on the date of issuance. The difference between the principal amounts and the fair values could be significant. We expect to receive net cash proceeds of approximately $249 million consisting of (i) approximately $171 million through subscriptions for First Lien Notes in the Concurrent Notes Offering, including any subscriptions submitted pursuant to the Backstop Agreements, and (2) approximately $78 million from the consummation of the Additional Financing Transaction. The net proceeds amounts reflect the deduction from the gross proceeds received of the cash fees payable under the Backstop Agreements and pursuant to the Additional Financing Transaction and approximately $30 million of cash transaction costs expected to be incurred. We intend to use all of such net cash proceeds (from both the Concurrent Notes Offering and the Additional Financing Transaction) to reduce amounts outstanding under Bowater’s U.S. and Canadian bank credit facilities, of which approximately $83 million will be a permanent reduction in the aggregate amount available thereunder.

Any significant variances from any of these assumptions could have a significant impact on these pro forma credit statistics.

	As of and for the Twelve Months Ended September 30, 2008
(in millions, except ratios)	Actual	Pro Forma
Cash interest expense	$207	$220
Ratio of total debt to Adjusted Combined EBITDA	18.7x	14.9x
Ratio of Adjusted Combined EBITDA to cash interest expense	0.7x	0.6x
Deficiency of earnings to fixed charges	$502	$502

Total principal amount of debt (1)	$2,581	$2,060
Available liquidity(2)	$176	$342

(1)	For additional information, see “—Debt” below.
(2)

Available liquidity represents cash, cash equivalents and commitments available under Bowater’s U.S. and Canadian bank credit facilities. This does not reflect declines in the aggregate commitments available under the U.S. and Canadian bank credit facilities that occurred subsequent to September 30, 2008. See “Recent Developments.”

Accounts Receivable and Inventory Data

The following table reflects accounts receivable and inventory for Bowater (excluding non-U.S. operations) and Newsprint South, on a combined basis, as of the end of the last four quarters. The account balances for Bowater were derived from the financial statements as of the respective periods and adjusted to exclude non-U.S. operations, as such operations are not provided as collateral under the exchange offers and the Concurrent Notes Offering.

(In millions)	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008
Accounts receivable, net	$337	$330	$325	$374
Inventories, net	213	197	203	237

Total	$550	$527	$528	$611

Adjusted Combined EBITDA for Mill Operations

The following table provides Adjusted Combined EBITDA (as defined in the “Pro Forma Credit Statistics” section above) for the years ended December 31, 2007, 2006 and 2005, and for the nine months ended September 30, 2008 and 2007, which has been allocated by : (1) Bowater U.S. mill operations (Bowater Fixed Asset Collateral Operations); (2) Newsprint South mill operations; and (3) other Bowater mill operations and eliminations.

Management believes this operational data is useful for investors because Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of assets and credit analysis. The financial information below (which has the limitations referred to above) is included to assist holders of Bowater Notes in evaluating their decisions regarding the exchange offers and the Concurrent Notes Offering.

(In millions)	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007

Adjusted Combined EBITDA:
Bowater U.S. mill operations (1)	$192	$212	$227	$207	$140
Newsprint South mill operations(2)	53	96	81	41	42
Other Bowater mill operations and eliminations (3)	(165)	65	164	(100)	(92)

Adjusted combined EBITDA	$80	$373	$472	$148	$90

(1)	Adjusted Combined EBITDA for the Bowater U.S. mill operations represents the results of the Catawba mill and the wholly owned portion of the Calhoun mill and exclude the results of Calhoun Newsprint Company (“CNC”). CNC, which owns one of Calhoun’s paper machines (No. 5), Calhoun’s recycle fiber plant and a portion of the thermomechanical pulp mill, is owned approximately 51% by AbitibiBowater indirectly and approximately 49% by Herald Company, Inc.
(2)	Adjusted Combined EBITDA for the Newsprint South mill operations represents the results of the Coosa Pines and Grenada mills.
(3)	Includes elimination entries necessary to combine the entities and includes CNC, which is excluded from Bowater U.S. mill operations, as noted above.

Debt

The following table sets forth Bowater’s and Newsprint South’s principal amount of debt (excluding debt due to affiliates within AbitibiBowater) as of September 30, 2008 on an actual basis and as adjusted to give the pro forma effect to the exchange offers, the Concurrent Notes Offering and the Additional Financing Transaction, as described under the section above, “Pro Forma Credit Statistics.” Note that we will record the New Notes at their fair values on the date of issuance. The difference between the principal amounts and the fair values could be significant.

	As of September 30, 2008
	Principal Amounts
(In millions)	Actual	As Adjusted
Secured Debt:
Bowater U.S. bank credit facility(1)	$315	$109
Bowater Canadian credit facility(1)	67	24
15.50% First Lien Notes due November 15, 2011	—	311
10.00% Second Lien Notes due January 31, 2012(2)	—	531
10.50% Third Lien Notes due March 31, 2012(2)	—	659

Total Secured Debt	382	1,634

Unsecured Debt:
9.00% Debentures due 2009	248	—
Accrual Interest Notes due 2009	—	34
Floating Rate Senior Notes due 2010 (5.82% at September 30, 2008)	234	—
7.95% Notes due 2011	600	—
10.60% Notes due 2011	70	70
9.50% Debentures due 2012	125	—
6.5% Notes due 2013	400	—
10.85% Debentures due 2014	117	117
9.375% Debentures due 2021	200	—
7.625% Recycling facilities revenue bonds due 2016	30	30
7.75% Recycling facilities revenue bonds due 2022	62	62
7.40% Recycling facilities revenue bonds due 2022	40	40
Industrial revenue bonds due 2029 with interest at floating rates (7.60% at September 30, 2008)	34	34
10.50% Notes due at various dates from 2009 to 2010	20	20
10.26% Notes due at various dates from 2009 to 2011	7	7
6.5% UDAG loan agreement due at various dates from 2009 to 2010	5	5
7.40% Pollution control revenue bonds due at various dates from 2009 to 2010	4	4
10.63% Notes due 2010	3	3

Total Unsecured Debt	2,199	426

Total Debt	$2,581	$2,060

(1)	Of the $249 million net cash proceeds we expect to receive from the Concurrent Notes Offering and the Additional Financing Transaction, approximately $40 million and $43 million will be used to permanently reduce amounts outstanding under Bowater’s U.S. bank credit facility and Bowater’s Canadian bank credit facility, respectively. The pro forma data also assumes that the remaining $166 million of net cash proceeds will be used to further reduce amounts outstanding under Bowater’s U.S. bank credit facility.

(2)	The principal amounts of Second Lien Notes and Third Lien Notes represent the amounts that would be issued pursuant to the exchange offers and the Concurrent Notes Offering, as described under “Pro Forma Credit Statistics” above and reflect the effect of the Initial Backstop Group’s right to exchange Third Lien Notes they receive in the exchange offers for Second Lien Notes. The amounts shown do not reflect the effect of similar exchange privileges that would be granted to members of the Additional Backstop Group or the Private Purchaser under the Additional Financing Transaction. Such parties could collectively be eligible to replace the Third Lien Notes received upon tendering up to approximately $306 million of Bowater Notes for Second Lien Notes instead. The amount of Third Lien Notes exchanged for Second Lien Notes will vary depending upon which Bowater Notes are held by such Backstoppers and the Private Purchaser and whether such Bowater Notes were tendered and accepted as Subscribing Tenders or Non-Subscribing Tenders.